UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

KKR Credit Opportunities Portfolio

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Subject: Action Requested for the Upcoming KKR Special Meeting

Dear [Shareholder Name],

My name is Kristen, and I’m reaching out on behalf of Broadridge, in partnership with KKR. As you may know, you’re an investor in the KKR Credit Opportunities Portfolio (KCOP) as of September 2025. Our team has been trying to connect with you, but we haven’t yet been able to reach you.

We’re preparing for the Special Meeting of Shareholders on December 16th, and your voting participation is essential to help us reach quorum and move forward with important business decisions.

How to Vote:

You can cast your vote quickly and easily by [clicking here – personalized link].

If more convenient, I’m happy to personally assist you in submitting your vote. You can reach me directly at [Insert Kristen Number], or just reply to this email with a convenient date and time, and I’ll give you a call.

What You’re Voting On:

[link to Notice of Proxy]

[Attached blank ballot}

Please don’t hesitate to reach out to me directly if you would like any assistance in completing your vote. Once we have received your reply, you will not receive any additional outreach on the matter.

Thank you in advance for your timely response and support.

Best regards,

Subject: Action Requested for the Upcoming KKR Special Meeting

Dear [Shareholder Name],

My name is Kristen, and I’m reaching out on behalf of Broadridge, in partnership with KKR. As you may know, you’re an investor in the KKR Credit Opportunities Portfolio (KCOP) as of September 2025. Our team has been trying to connect with you, but we haven’t yet been able to reach you.

We’re preparing for the Special Meeting of Shareholders on December 16th, and your voting participation is essential to help us reach quorum and move forward with important business decisions.

How to Vote:

1.	Reply to this email with your voting instructions for all proposals, and we will record them on your behalf

2.	[Click here] to access your personalized voting page

3.

If you prefer personal assistance, I would be happy to schedule a brief call to help you complete your vote. You can reach me directly at [Insert Number] or reply to this email with a convenient date and time.

What You’re Voting On:

[link to Notice of Proxy]

[Attached blank ballot}

Please don’t hesitate to reach out to me directly if you would like any assistance in completing your vote. Once we have received your reply, you will not receive any additional outreach on the matter.

Thank you in advance for your timely response and support.

Best regards,